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EXHIBIT 5.1

LEGAL OPINION OF HOGAN & HARTSON L.L.P.

November 1, 2002

Board of Directors
Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301

Ladies and Gentlemen:

        We are acting as counsel to Array BioPharma Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the registration of (i) 2,750,000 shares (the "Plan Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable from time to time in accordance with the terms of the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan, as amended (the "Plan"), and (ii) 400,000 shares (the "ESPP Shares") of the Common Stock issuable from time to time in accordance with the terms of the Array BioPharma Inc. Employee Stock Purchase Plan, as amended (the "ESPP"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on November 1, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  3.
  The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  4.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 8, 2000 and November 17, 2000, and at a meeting held on September 12, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval of the Plan and the ESPP and amendments thereto.

  5.
  The Plan.

  6.
  The ESPP.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of the Plan Shares and the ESPP Shares by the Company in accordance with the terms of the Plan and the ESPP, respectively, the Plan Shares and the ESPP Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
HOGAN & HARTSON L.L.P.

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  EXHIBIT 5.1